Consent of Independent Registered Public Accounting

Firm
To the Shareholders, Board of Directors and Audit Committee
CrossFirst Bankshares, Inc.
Leawood, Kansas
We consent to the incorporation by reference in the registration statements (Nos. 333-233744, 333-
239636 and 333-260504) on Form S-8 of CrossFirst Bankshares, Inc. of our

report dated February 28,
2022, with respect to the consolidated balance sheets of CrossFirst

Bankshares, Inc. as of December 31,
2021 and 2020, and the related consolidated statements of income, comprehensive income, stockholders’
equity and cash flows for the years ended December 31, 2021, 2020 and

2019, and the related notes,
which appears in the December 31, 2021, Annual

Report on Form 10-K of CrossFirst Bankshares,

Inc.
Kansas City, Missouri
February 28, 2022